Exhibit 4(y)


                     COMMERCIAL PURPOSE LOAN NOTE


$15,000,000.00                         August 11, 1993


FOR VALUE RECEIVED, the undersigned (each jointly and severally if more than one person and hereinafter referred to as "Debtor") promises to pay to the order of CHEMICAL BANK NEW JERSEY, NATIONAL ASSOCIATION (hereinafter "Bank"), at any of its banking offices the Principal sum of the aggregate unpaid principal amount of all advances made hereunder up to Fifteen Million ($15,000,000.00) Dollars to be paid as follows:

    Principal payable not more than 90 days after the date of each advance made hereunder. Interest from the date hereof shall accrue on the unpaid Principal balance hereof at a fixed rate of interest as quoted and shall be payable upon maturity. This line of credit shall have a final maturity date of June 30, 1994, at which time all then outstanding principal, interest and any other sums which may be due and owing shall be payable in full.

This is a Master Note. Under and subject to the terms and provisions of this Note, Bank will consider Debtor's credit requests from time to time, up to the maximum amount of the Note. Credit availability, is, in addition, subject to the Bank's receipt and continuing satisfaction with current financial and other information, which current information will be furnished to the Bank from time to time as it may reasonably request or require. Bank shall make appropriate entries in its accounting records of charges payable hereunder and all payments made by Debtor on account of such advances and such charges; such records shall be conclusive absent manifest error.

DISBURSEMENT OF PROCEEDS - Each Debtor hereby represents and warrants to Bank that the principal of this Note will be used solely for business, commercial or agricultural purposes and agrees that any disbursement of the Principal of this Note, or any portion thereof, to any one or more Debtors, shall be conclusively deemed to constitute disbursement of such Principal to and for the benefit of all Debtors.

PREPAYMENTS - Upon at least three (3) business days' prior written notice to Bank, Debtor may prepay the Loan in whole or in part at any time, in multiples of $100,000, accompanied by the interest accrued on the amount prepaid through the date of the prepayment, however, Debtor shall also directly reimburse Bank at the time of any such prepayment for any loss incurred or to be incurred by Bank in the redeployment of the funds associated with the Loan.
Prepayments may be subject to a rate indemnification fee which may be calculated as follows: The difference between the Loan rate and the current yield on a U.S. Treasury obligation with a maturity approximately equal to the remaining fixed rate period, times the total amount of principal prepaid on the Loan, times the remaining Interest Period (360 day basis), discounted to present value.

DEFINITIONS - All amounts due under this Note, including any renewals, extensions and/or modifications thereof, together with all other existing and future liabilities and obligations of the Debtor or any one of them, whether absolute or contingent, of any nature whatsoever and out of whatever transactions arising are hereinafter collectively referred to as the "Liabilities". "Obligor", as used herein, shall mean Debtor, and all endorsers, sureties, and guarantors.

EVENTS OF DEFAULT - Each of the following shall be an "Event of Default" hereunder: (1) the nonpayment when due of any amount payable under this Note, or of any amount when due under or on any of the liabilities (if such payment default exceeds $2,500,000.00) or if there is a payment default under the Credit Agreement dated December 17, 1990, as amended, between Debtor and Fleet Bank, as
Agent, and other participating financial institutions; (2) the failure of any Obligor to observe or perform any agreement of any nature whatsoever with Bank; (3) if any Obligor becomes insolvent or makes an assignment for the benefit of creditors, or if any petition is filed by or against any Obligor under any provision of any state or federal law or statute alleging that such Obligor is insolvent or unable to pay debts as they mature or under any provision of the United States Bankruptcy Code; (4) the entry of any judgment in excess of $2,500,000 against any Obligor which remains unsatisfied for fifteen (15) days; (5) the issuing of any attachment, levy or garnishment against any property of any Obligor not discharged or bonded within 30 days; (6) the occurrence of any substantial change in the financial condition of any Obligor which, in the sole, reasonable judgment of Bank, is materially adverse; (7) the dissolution, merger, consolidation or reorganization of any Obligor which is a corporation or partnership when the Obligor is not the surviving party; (8) the death, incarceration or adjudication of legal incompetence of any Obligor who is a natural person; (9) if any information or signature furnished to Bank by any Obligor at any time in connection with any of the Liabilities to the Bank, or in connection with any guaranty or surety agreement applicable to any of the liabilities to the Bank, is false or incorrect; or (10) the failure of any Obligor to timely furnish to Bank such financial other information as Bank may reasonably request or require.

BANK'S RIGHTS UPON DEFAULT - Notwithstanding anything to the contrary contained herein or elsewhere, or the fact that Debtor may be required to make Principal and/or interest payments from time to time, in addition, upon the occurrence of any Event of Default, Bank may:

    (1) accelerate the maturity of this Note and demand immediate payment of all outstanding Principal and accrued interest.

    (2) make a late charge of not less than $10.00 nor more than 1% of any amount due and unpaid for a period of 10 days or more.

    (3) upon five (5) days written notice to Debtor, begin accruing interest, in addition to any interest provided for above, at a rate not to exceed one percent (1%) per annum on the unpaid Principal balance, provided, however, that no interest shall accrue hereunder in excess of the maximum amount of interest then allowed by law. Debtor agrees to pay such accrued interest upon demand. The default rate set forth herein is strictly a measure of liquidated damages to Bank based upon Bank's excess costs involved in the redeployment of funds and is not meant to be construed as a penalty.

MISCELLANEOUS - Debtor agrees to timely furnish to Bank such publically available financial and other information as it may reasonably request or require. Debtor hereby waives protest, notice of protest, presentment, dishonor, notice of dishonor, demand, and notice of demand. If this Note is placed in the hands of an attorney for collection, Debtor shall reimburse Bank for any and all reasonable attorneys fees whether or not suit be brought, together with all actual costs and expenses of any legal proceedings.
Interest shall be calculated hereunder for the actual number of days that the Principal is outstanding, based on a year of three hundred sixty (360) days, unless otherwise specified. If this Note bears interest at a rate based on the Prime Rate charged by Bank from time to time, changes in the rate of interest hereon shall become effective on the days on which Bank announces changes in its Prime
Rate. Bank's Prime Rate of interest shall mean that rate of interest (which is not necessarily the lowest rate of interest charged by the Bank) so designated and established by Bank as that rate may change from time to time. The rights and privileges of Bank under this Note shall inure to the benefit of its successors and assigns. All representations, warranties and agreements of Obligor made in connection with this Note shall bind Obligor's personal representatives, heirs, successors and assigns. If any provision of this Note shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Note shall be construed as such invalid or unenforceable provision had never been contained herein. The waiver of any Event of Default or the failure of Bank to exercise any right or remedy to which it may be entitled shall not be deemed a waiver of any subsequent Event of Default or of Bank's right to exercise that or any other right or remedy to which Bank is entitled. The undersigned hereby authorizes Bank to disclose financial or other publicly available information about the undersigned to any present, future or prospective participant, or successor in interest in any loan, advance or other financial accommodation to Borrower from Bank, or any regulatory body or agency having jurisdiction over Bank. This Note has been delivered to and accepted by Bank in and shall be governed by the laws of the State of New Jersey. The parties agree to the jurisdiction of the federal and state courts located in New Jersey in connection with any matter arising hereunder, including the collection and enforcement hereof. Debtor waives trial by jury. The Additional Provisions, if any, below, are hereby made a part hereof and are incorporated herein.


Debtor has duly executed this Note the day and year written on the first page hereof, and has hereunto set Debtor's hand and seal.

WELLMAN, INC. (co-borrower)


By:  /s/ Audrey Goodman
    Assistant Treasurer


Attest:  /s/ Debra L. Geyser


FIBER INDUSTRIES, INC. (co-borrower)


By:  /s/ Audrey Goodman
    Assistant Treasurer


Attest:  /s/ Debra L. Geyser

NEW ENGLAND CR INC. (co-borrower)


By:  /s/ Audrey Goodman
    Assistant Treasurer


Attest:  /s/ Debra L. Geyser

PRINCE, INC. (co-borrower)


By:  /s/ Audrey Goodman
    Assistant Treasurer


Attest:  /s/ Debra L. Geyser

                                                Exhibit 4(z)


                           PROMISSORY NOTE
                       (Demand Line of Credit)

$5,000,000.00                                     June 18, 1993
                                             111 Westminster St.
                                                 Providence, RI


    The Undersigned promise(s) to pay to the order of Fleet National Bank, a national banking association (the "Bank"), at its office at the above address, or at such other place as the Bank may specify in writing to the Undersigned, principal in the amount of Five Million Dollars ($5,000,000) or, if less, the aggregate unpaid principal amount due hereunder as shown on records of the Bank, and interest at the rate specified below. Until a default occurs, interest shall be payable commencing June 30, 1993 and continuing monthly thereafter. Interest shall be calculated on the actual basis of a year consisting of 360 days, at the rate of Zero percent (0%) per annum above the Bank's Prime rate and shall change with such change in the Prime Rate. The Prime Rate is the rate of interest designated from time to time by the Bank as being its prime rate of interest.

    If a competent judicial or governmental authority should determine that the rate of interest under this Note exceeds a maximum rate permitted by applicable law or regulation, each payment of interest that exceeds such maximum rate shall be deemed a voluntary prepayment of principal.

    The Undersigned and every other party endorsing or guaranteeing this Note (collectively, the "Obligors") agree that the Bank shall have a right of set-off with respect to all deposits or other sums credited by or due from the Bank to the Obligors. In the event of any default under this Note, regardless of the adequacy of collateral, without any demand or notice, except as required by applicable law, the Bank may apply or set-off such deposits or other sums and may sell or dispose of any or all of the securities or other property held by the Bank and may exercise any and all of the rights it may have under the Rhode Island Uniform Commercial Code, as in effect from time to time. The rights of the Bank under this Note are in addition to, and not exclusive of, any other rights it may have with respect to such deposits, sums, securities or other property under other agreements or applicable principles of law. The Bank shall have no duty to take steps to preserve rights against prior parties as to such securities or other property.

    The Obligors further agree that they shall pay on demand all expenses of the Bank, including reasonable attorneys' fees, incurred in the collection or enforcement of its rights under this Note or any security for it; to the fullest extent permissible, they waive presentment, demand for payment, protest and notice of nonpayment, and all other demands or notices otherwise required by law in connection with the delivery, acceptance, performance, default or enforcement of this Note; they consent to any extension or postponement of the time of payment or any other indulgence, any amendment or modification of any agreement, any substitution, exchange or release of collateral or to the additional release of any other party or person primarily or secondarily liable hereunder; no consent or waiver by the Bank with respect to any actions or failure to act which, without consent, would constitute a breach of any provision of this Note, shall be valid and binding unless in writing and signed by the Bank; and no delay or omission of the Bank in exercising any right or remedy hereunder shall constitute a waiver of any such right or remedy.

    This note is subject to a letter regarding fixed interest rate elections of even date herewith.

    An event of default shall have occurred under this Note if: (a) An Event of Default under the Loan Agreement (as amended from time to time) between Wellman, Inc. and the Bank (as agent) dated December 7, 1990 (together with any of its successor agreements) occurs, (b) The Loan Agreement ceases to be in effect and there is no other credit agreement in place between the Bank and Wellman, and
(c) Interest on this note is not paid within ten days of its due date. When an event of default occurs, this Note and all interest accrued hereon shall become due and payable forthwith and the payment and acceptance of any sum on account of this Note, shall not be considered a waiver of such right of election. Notwithstanding this, the Bank reserves the right to cancel any unused portion of this line at any time without notice.

    The Obligors agree that this Note shall be governed by the laws of the State of Rhode Island. They consent to jurisdiction and service of process, which may be effected by certified mail, in the courts of the State of Rhode Island and in the courts of the United States having jurisdiction thereof.

                                  WELLMAN, INC.


Witness:                          /s/ Audrey Goodman
                                      Assistant Treasurer


/s/ Anne Barra

                                  June 30, 1994



Wellman, Inc.
1040 Broad Street
Shrewsbury, NJ   07702

Attn:  Clifford J. Christenson
       Chief Financial Officer

Re: $5,000,000 Demand Line of Credit Note of even date herewith payable to the order of Fleet National Bank (the "Note")

Gentlemen:

    This letter sets forth the basis on which Fleet National Bank
(the "Bank") is willing to offer Wellman, Inc. (the "Borrower") a fixed rate on the outstanding principal amount of the Note.

    From time to time, Borrower may request (as set forth within) the Bank to quote a fixed interest rate for a specified term on all or the portion specified in the Borrower's request of the outstanding principal amount under the Note. The Bank, in its sole discretion, may quote a fixed rate to the Borrower and a term for which the Bank is willing to make such fixed rate available to the Borrower. The Borrower shall accept or reject such offer on the date such offer is received from the Bank by telephonic acceptance or rejection (followed immediately if accepted by written or telecopied acceptance) specifying the fixed interest rate, the term and the amount of principal to be subject to such fixed rate. Any such accepted fixed rate is hereinafter called the "Fixed Rate" and any such accepted fixed rate term is hereinafter called the "Fixed
Rate Term". Once a Fixed Rate becomes applicable, such Fixed Rate shall remain in effect for the corresponding Fixed Rate Term and shall apply only to the amount of principal offered by the Bank an accepted by the Borrower. The Note bears interest at the Bank's prime rate per annum (the "Floating Rate"). Any outstanding amount of principal as to which a Fixed Rate is not in effect in accordance herewith shall bear interest at the Floating Rate. The minimum principal amount subject to a Fixed Rate election shall be $250,000; provided however, that there shall be no more than six (6) Fixed
Rate elections in effect at any time.

    On the last day of any Fixed Rate Term then in effect, the Borrower may contact the undersigned (or such other officer of the Bank as the undersigned may designate) by telephone, at which time the Bank shall inform the Borrower of any Fixed Rate and Fixed Rate Term and amount of principal as to which same may be applicable, which the Bank is then prepared to offer to the Borrower and the Borrower shall immediately elect whether or not to accept same as set forth above. If, upon the expiration date of any Fixed Rate Term, a new Fixed Rate and Fixed Rate Term are not agreed upon as to the outstanding principal amount of the Note which was subject to the Fixed Rate in question, and provided there is outstanding principal, the Floating Rate shall thereupon and thereafter be deemed the applicable interest rate payable under the Note as to such outstanding principal amount, until such later date as a Fixed Rate and Fixed Rate Term are agreed upon as set forth above.

    Upon the Borrower making any election to accept a Fixed Rate for a Fixed Rate Term, the Borrower shall that day mail or telecopy to the Bank a letter verifying (i) the first day of the Fixed Rate Term agreed upon, (ii) the Fixed Rate agreed upon, (iii) the Fixed Rate Term agreed upon and (iv) the outstanding amount of principal to be subject to said Fixed Rate and Fixed Rate Term. The Bank shall incur no liability to the Borrower in acting upon any telephone instructions which the recipient thereof believes in good faith to have been given by any person whom the Borrower may designate to the Bank, in writing, as being so authorized. In addition, the Bank shall be entitled to rely upon any such verification letter signed by Clifford J. Christenson, Audrey Goodman, or any such other authorized person.

    The Borrower shall be permitted to prepay without premium or penalty in whole or in part any outstanding principal amount of the Note which is subject to a Floating Rate at any time upon written notice to the Bank.

              PREPAYMENT - FIXED RATE LOAN PROCEEDS

    Notwithstanding anything to the contrary contained in the Note or in any other agreement executed in connection therewith, the Borrower shall be permitted to prepay outstanding principal under the Note subject to a Fixed Rate only in accordance with the following:

    (a) Voluntary Prepayment. The Borrower shall be permitted to voluntarily prepay, in whole or in part, any such principal amount subject to a Fixed Rate at any time, subject to giving the Bank not less than two (2) days prior written notice thereof, and, subject to the Borrower's payment to the Bank of a prepayment premium in an amount computed as provided below. In the event of any such voluntary prepayment, the date upon which such computation of said prepayment premium shall be based (the "Determination Date") shall be the date upon which such prepayment is made.

    (b) Involuntary Prepayment. If the maturity of the Note shall be accelerated, by reason of its cross-default with Wellman's existing Loan Agreement (as defined in the Note) or the occurrence of any event of default under the Note, then upon the Bank's demand made at any time thereafter the Borrower shall pay to the Bank a prepayment premium in an amount computed as provided below. In such event the Determination Date upon which the computation of said prepayment premium shall be based shall be such date as may be selected by the Bank, in its sole discretion, within the period commencing with the date of such acceleration of the Note and ending on the last day of the applicable Fixed Rate Term. In the event of such acceleration of the Note, an involuntary prepayment of all such principal amounts subject to a Fixed Rate shall be deemed to have occurred upon the Determination Date selected by the Bank, regardless of whether funds are actually received by the Bank.

    (c) Prepayment Premium. The prepayment premium to be paid by the Borrower shall be computed as follows:

         The latest published rate preceding the Determination
         Date for United States Treasury Notes or Bills (Bills on a discounted basis shall be converted to a bond equivalent) as published weekly in the Federal Reserve Statistical Release with a maturity date closest to the expiration date of the applicable Fixed Rate Term shall be subtracted from the applicable Fixed Rate.
         If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the

         principal balance being prepaid. The resulting amou will be divided by 360 and multiplied by the number of days remaining between the Determination Date and the expiration date of the applicable Fixed Rate Term (the "Unexpired Term"). Said amount shall be reduced to present value calculated by using the above referenced United States Treasury Note or Bill rate and assuming that said amount will be paid in equal monthly installments over the Unexpired Term, commencing 30 days after the Determination Date. The resulting amount shall be the prepayment premium due to the Bank.

    In the event that more than one Fixed Rate or Fixed Rate Term is applicable to outstanding principal under the Note, then separate computations shall be made of the prepayment premium applicable to each Fixed Rate and Fixed Rate Term and the prepayment premium payable to the Borrower to the Bank shall be the sum of the amounts so determined.

    Interest on any loans that bear a Fixed Rate shall be due at maturity of the applicable period, while interest on Floating Rate loans shall be due monthly.

    If the above meets with the Borrower's approval, please so signify in the space provided below on the enclosed copy of this letter.

                                  Very truly yours,

                                  FLEET NATIONAL BANK


                                  By: /s/ William Fed


The above term and conditions are hereby accepted and agreed to.

Witness:                          WELLMAN, INC.


/s/Anne Barra                     By:/s/ Audrey Goodman
                                     Audrey Goodman
                                     Assistant Treasurer